UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TO:	All Employees with Fairchild Stock Options
FROM:	Kevin London, SVP of Corporate Human Resources
RE:	Proposed Fairchild Stock Option Exchange Program
DATE:	April 30, 2009

We have been exploring ways to address employee stock option grants that are deeply “underwater,” meaning the exercise price is significantly higher than our current share price. In response, we are asking our stockholders to approve a one-time, voluntary option exchange program that would allow eligible employees excluding executive officers to exchange, at set ratios, certain underwater options for Restricted Stock Units.

Option exchanges are governed by SEC and NYSE regulations. Details of Fairchild’s proposed exchange program are outlined in our definitive proxy statement, which can be found by visiting our investor relations web site at http://investor.fairchildsemi.com and clicking on “2009 Proxy Statement” or “SEC Filings.” Stockholders will vote on the exchange program at our annual stockholders’ meeting on May 6, 2009. If we receive the required stockholder approval, we will determine when we may begin the exchange and which stock option holders will be eligible to participate.

Until we know whether stockholders have approved the exchange program and we set a launch date and begin the exchange, there’s nothing you need to do. I’ll update you again following our annual stockholders’ meeting on May 6th.

Key Legal Disclosure:

The option exchange described in this notice has not yet commenced. Fairchild will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (“SEC”) upon the commencement of the option exchange program. Persons who are eligible to participate in the option exchange program should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the option exchange program.

Option holders will be able to obtain the written materials described above and other documents filed by Fairchild with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, option holders may obtain free copies of the documents filed by Fairchild with the SEC by visiting Fairchild’s investor relations web site at http://investor.fairchildsemi.com and clicking on “SEC Filings.”